UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 18, 2006

IMS HEALTH INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14049	06-1506026
(Commission File Number)	(IRS Employer Identification No.)

1499 Post Road, Fairfield, Connecticut	06824
(Address of Principal Executive Offices)	(Zip Code)

(203) 319-4700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

Non-Employee Director Remuneration

On April 18, 2006, the Compensation and Benefits Committee of the Board of Directors of IMS Health Incorporated (the “Company”) approved a change in the form and amount of annual equity awards to Board members who are not employees of the Company. The Committee determined that, for 2006, no portion of the annual equity award to non-employee directors would be in the form of stock options. Instead, in place of the option grant, each non-employee director would receive a grant of restricted stock units (“RSUs”) with an aggregate value of $50,000 at the grant date. These RSUs will vest in four equal annual installments beginning one year after grant, subject to acceleration upon death, disability or termination in other circumstances as determined by the Committee.

In prior years, the Committee had authorized an annual grant to each non-employee director of an option to purchase 7,000 shares. These options vested and became exercisable in three equal annual installments or earlier upon termination of service due to death, disability or retirement or termination in other circumstances as determined by the Committee. Such options had a stated expiration date of seven years after grant or earlier following termination of service.

The Committee’s previous policy governing annual grants of equity awards to non-employee directors also had provided that each director was to receive an annual grant of 2,250 RSUs (in addition to the now-discontinued option grants). These annual 2,250 RSU grants are being continued in 2006. These RSUs vest in full one year after grant, subject to acceleration upon death, disability or termination in other circumstances as determined by the Committee.

As a result of the Committee’s actions, each non-employee director was granted a total of 4,162 RSUs effective April 18, 2006. RSUs are settled by delivery of shares, and until that time do not have voting rights but carry a right to payment of dividend equivalents, payable upon settlement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMS HEALTH INCORPORATED

	By:	/s/ Robert H. Steinfeld

		Name:	Robert H. Steinfeld
		Title:	Senior Vice President, General Counsel
and Corporate Secretary

Date: April 21, 2006